Exhibit 4.1

First Amendment to Rights Agreement

This First Amendment to Rights Agreement is made and entered into this 12th day of September, 2008 (the “Amendment”), by and between Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as successor rights agent to BankBoston, N.A. (the “Rights Agent”).

Recitals:

WHEREAS, the Company and the Rights Agent executed that certain Rights Agreement dated as of August 20, 1999 (the “Original Agreement”) pursuant to which the Company’s stockholders were granted certain rights to acquire shares of the Company’s Series  A  Participating Cumulative  Preferred  Stock, par value $.01 per share (collectively, the "Preferred Stock") under the circumstances and in accordance with the terms and conditions set forth in the Original Agreement; and

WHEREAS, the Company and the Rights Agent desire to amend certain terms and conditions of the Original Agreement as set forth herein.

NOW THEREFORE, in accordance with the terms of the Original Agreement, the parties hereby agree as follows:

1.              Amendments to Original Agreement.

(a)              Section 2 of the Original Agreement is hereby amended by deleting the following language in its entirety: “and the holders of the Rights (who in accordance with Section 3 hereof, shall prior to the Distribution Date also be the holders of Common Shares)”.

(b)              Section 7(a) of the Original Agreement is hereby amended by changing the Final Expiration Date, as defined therein, to August 20, 2019.

(c)              Section 7(b) of the Original Agreement is hereby amended by changing the price therein from $54.56 to $105.

(d)              Section 21 of the Original Agreement is hereby amended by deleting the following language in its entirety:

“Any successor Rights Agent, whether appointed by the Corporation or by such a court,  shall be a corporation organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York), in good standing, having an office in the State of New York which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its  appointment as Rights Agent a combined capital and surplus of at least $100,000,000.”

and replacing it with the following:

“Any successor Rights Agent, whether appointed by the Corporation or by such a court,  shall be a corporation or trust company organized and doing business under the laws of the United States or of the State of New York (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York), in good standing, having an office in the State of New York, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent, either individually or combined with an Affiliate, a combined capital and surplus of at least $100,000,000.”

(e)              Section 26 of the Original Agreement is hereby amended by deleting the Rights Agent address information in its entirety and replacing it with the following:

“Computershare Trust Company, N.A.
250 Royall Street
Canton, MA  02021
Attention: Client Services”

(f)              The Original Agreement is hereby amended by inserting the following new Section 35:

“Section 35. Force Majeure.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

2.           Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

3.           Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE OF DELAWARE APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY WITHIN SUCH STATE.

4.           Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.           No Other Modification.  Except to the extent specifically provided to the contrary in this Amendment, all terms and conditions of the Original Agreement shall remain in full force and effect, without modification or limitation.  In the event of any conflict or inconsistency between the Original Agreement and this Amendment, this Amendment will control and supersede to the extent of such conflict or inconsistency.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CHESAPEAKE UTILITIES CORPORATION

By:  /s/ Beth W. Cooper
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Beth W. Cooper
Vice President, Corporate Secretary and Treasurer

COMPUTERSHARE TRUST COMPANY, N.A,
as Rights Agent

By:  /s/ Katherine Anderson
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Katherine Anderson
Managing Director